Exhibit 97.1

Clawback

Policy Bullish

©Bullish 2025

Contents

Abbreviations and Definitions 2 1. Overview 4 1.1. Applicable laws and regulations 4 1.2. Scope of this Policy 4 1.3. Actions if you think this policy has not been met 4 3. Recovery of Compensation 4 4. Manner of Recovery; Limitation on Duplicative Recovery 5 5. Administration 5 6. Interpretation 6 7. No Indemnification or Advancement of Expenses; No Liability 6 8. Application; Enforceability 6 9. Severability 6 10. Amendment and Termination 6 11. Enquiries 7

©Bullish 2025

Abbreviations and Definitions

Terms have the following meaning when used in this Policy unless the context otherwise requires.

Term	Meaning
Applicable Rules

Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company's securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company's securities are listed.

Board	The Board of Directors of Bullish
Bullish or the Company	Bullish, a company incorporated in the Cayman Islands, its subsidiary, Bullish Global, and all the companies that are direct or indirect subsidiaries of Bullish Global.
Committee	The Compensation Committee of Bullish.
Erroneously Awarded Compensation

The amount of Incentive-Based Compensation received by a current or former Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules.

Exchange Act	The Securities Exchange Act of 1934, as amended.
Financial Reporting Measure

Any measure determined and presented in accordance with the accounting principles used in preparing the Company's financial statements, and any measures derived wholly or in part from such measures, including GAAP, IFRS and non GAAP/IFRS financial measures, as well as stock price and total shareholder return.

GAAP	The United States generally accepted accounting principles.
IFRS	The international financial reporting standards as adopted by the International Accounting Standards Board.
Impracticable

(a) The direct expense paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (i) made reasonable attempts) to recover the Erroneously Awarded Compensation, (ii) documented such reasonable attempt(s) and (iii) provided such documentation to the relevant listing exchange or association, (b) the recovery would violate the Company's home country laws adopted prior to November 28, 2022; provided that the Company has (i) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such a violation and (ii) provided such opinion to the relevant listing exchange or association, or (c) recovery would likely cause an otherwise tax qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

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Incentive-Based Compensation

Any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person: (a) after such person began service as an Officer; (b) who served as an Officer at any time during the performance period for that compensation; (c) while the Company has a class of securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.

Officer

Each person who the Company determines serves as a Company officer, which is defined as the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company.

Other Recovery Arrangements

Any clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law.

Restatement

An accounting restatement to correct the Company's material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Three-Year Period

With respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The "Three-Year Period" also includes any transition period (that results from a change in the Company's fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company's previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

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1. Overview

The purpose of this Clawback Policy (this “Policy”) is to describe the circumstances in which Officers will be required to repay or return Erroneously Awarded Compensation to the Company in accordance with Applicable Rules.

This Policy was approved by the Board on 1 August 2025 and shall become effective upon the U.S. Securities and Exchange Commission’s (the “SEC”) declaration of effectiveness of the Company’s registration statement on Form F-1 of the Company’s listing of its ordinary shares in the United States (the “Effective Date”).

1.1. Applicable laws and regulations

This Policy is made pursuant to the following applicable laws and regulations:

●	Section 10D of the Exchange Act;
●	Rule 10D-1 promulgated thereunder;
●	Listing rules of the New York Stock Exchange; and
●	Any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or the New York Stock Exchange.

1.2. Scope of this Policy

This Policy applies to current and former Officers. It shall apply to Incentive-Based Compensation received on or after the Effective Date.

1.3. Actions if you think this Policy has not been met

Please report your concerns immediately to the Chief People Officer or the Compensation Committee should you be aware of or suspect activities which contravene the provisions of this Policy.

2. Compensation Subject to Policy

For purposes of this Policy, the date on which Incentive-Based Compensation is "received" shall be determined under the Applicable Rules, which generally provide that Incentive-Based Compensation is "received" in the Company's fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting, or payment of the Incentive-Based Compensation occurs after the end of that period.

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3. Recovery of Compensation

In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly and in accordance with Section 4 below, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee has determined that recovery from the relevant current or former Officer would be Impracticable, except where any member of the Committee is not independent, a majority of the independent directors serving on the Board shall make such determination. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company.

4. Manner of Recovery; Limitation on Duplicative Recovery

The Committee shall, in its sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of Incentive-Based Compensation, Erroneously Awarded Compensation or time-vesting equity awards, reimbursement or repayment by any person subject to this Policy of the Erroneously Awarded Compensation, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.

5. Administration

This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board may re vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the "Committee" shall be deemed to be references to the Board. Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company and its affiliates, shareholders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules.

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6. Interpretation

This Policy shall be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.

7. No Indemnification or Advancement of Expenses; No Liability

The Company shall not indemnify or provide advancement of expenses or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person's potential obligations under this Policy. None of the Company, an affiliate of the Company or any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this Policy.

8. Application; Enforceability

Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any Other Recovery Arrangements. Subject to Section 4, the remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company or is otherwise required by applicable law and regulations.

9. Severability

The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

10. Amendment and Termination

The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.

11. Enquiries

Please consult with the Bullish Chief People Officer should you have any queries regarding this Policy.

©Bullish 2025

X. Document Control Information

Document Control Information
Document Owner	Compensation Committee
Board Approved/Date	1 August 2025
Review Cadence	At least once per calendar year

Y. Revision History

Revision Level	Date	Revised By	Description of Change
Version 1.0	13 August 2025		Original Version

©Bullish 2025